UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement
PACIFIC CAPITAL FUNDS
(Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PACIFIC CAPITAL FUNDS

Pacific Capital Small Cap Fund

3435 Stelzer Road
Columbus, Ohio 43219

1-800-258-9232

INFORMATION STATEMENT

The purpose of this Information Statement is to provide you with information regarding the addition of Mellon Equity Associates, LLP (“Mellon Equity”) as a sub-adviser to the Pacific Capital Small Cap Fund (the “Fund”), a series of the Pacific Capital Funds (the “Trust”), effective June 26, 2007.  Mellon Equity provides sub-advisory services to a portion of the Fund’s portfolio that were previously provided by Nicholas-Applegate Capital Management (“Nicholas-Applegate”), another sub-adviser to the Fund.

This Information Statement is intended to be first mailed to shareholders on or about September 4, 2007.

The Asset Management Group of Bank of Hawaii (the “Adviser”), located at 130 Merchant Street, Suite 370, Honolulu, Hawaii 96813, serves as the investment adviser to the Fund.  Subject to the supervision of the Adviser and the Board, three different asset managers are responsible for the day-to-day portfolio management of the Fund: Mellon Equity, Nicholas-Applegate, and Wellington Management Company, LLP (“Wellington Management”).  Mellon Equity manages a portion of the Fund’s portfolio pursuant to a “small cap value” strategy, Nicholas-Applegate manages a portion of the Fund’s portfolio pursuant to a “systematic small cap” strategy, and Wellington Management manages a portion of the Fund’s portfolio pursuant to a “small cap growth” strategy.  The portion of the Fund’s portfolio managed by Nicholas-Applegate, Wellington Management and Mellon Equity will be determined from time to time by the Adviser in consultation with each of the sub-advisers, subject to capacity constraints.

Section 15(a) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), requires that all agreements under which persons serve as investment advisers (including sub-advisers) to investment companies be approved by shareholders.  The Securities and Exchange Commission has granted exemptive relief to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval of the Board of Trustees, to: (i) select a sub-adviser for the Fund; (ii) enter into and materially modify existing advisory agreements between the Adviser and the sub-adviser; and (iii) terminate and/or hire unaffiliated sub-advisers without obtaining approval of the Fund’s shareholders.  One of the conditions of the exemptive relief is that within 90 days after entering into a new or amended sub-advisory agreement without shareholder approval, the Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of the agreement.  This Information Statement is being provided to you to satisfy this condition of the exemptive relief.

THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Shareholders can find important information about the Fund in the Trust’s annual report dated as of July 31, 2006 and semi-annual report dated as of January 31, 2007, which previously have been furnished to shareholders.  Shareholders may request another copy of the reports by writing to the Trust at the address above or by calling the telephone number above.  The Trust will provide copies of the reports free of charge.  Text-only versions of the Trust’s annual report and semi-annual report can be viewed online or downloaded from the Trust’s website (http://www.pacificcapitalfunds.com).

Background

In early 2007, Nicholas-Applegate informed the Adviser that management of Nicholas-Applegate had decided to exit the “value” style equity management business.  After a thorough review of the Fund’s options, the Board determined that Nicholas-Applegate should continue to manage the “value” portion of the Fund’s portfolio until a new manager could be appointed.  In addition, the Board instructed the Adviser to conduct a search for a new manager for the “value” portion of the Fund’s portfolio.  Based on its review of potential sub-advisers (which included on-site due diligence visits of the final three candidates), the Adviser recommended to the Board that Mellon Equity be appointed as the Fund’s third sub-adviser.  On May 21, 2007, the Trustees (including the Trustees who are not “interested persons” of the Trust, as that term is defined in the Investment Company Act (“Independent Trustees”)) approved a sub-advisory agreement among the Trust, the Adviser and Mellon Equity appointing Mellon Equity to manage a portion of the Fund’s portfolio.  Mellon Equity currently serves as the Fund’s sub-adviser pursuant to a sub-advisory agreement among the Trust, the Adviser and Mellon Equity dated June 26, 2007 (“Mellon Agreement”).

The Adviser serves as the Fund’s investment adviser pursuant to an investment advisory agreement dated October 29, 1993, between the Trust and the Adviser (“Advisory Agreement”) that was approved by the initial shareholders of the Fund.  Nicholas-Applegate serves as the Fund’s sub-adviser pursuant to an amended and restated sub-advisory agreement dated June 14, 2006, among the Trust, the Adviser and Nicholas-Applegate (“Nicholas-Applegate Agreement”).  The sub-advisory agreement with Nicholas-Applegate was last approved by Fund shareholders at a special meeting held on March 8, 2001.  Wellington Management serves as the Fund’s sub-adviser pursuant to a sub-advisory agreement dated June 14, 2006, among the Trust, the Adviser and Wellington Management (“Wellington Agreement”).  The Wellington Agreement was approved by Fund shareholders at a special meeting held on June 9, 2006.

Concurrently with the appointment of Mellon Equity, the Board approved (i) an amendment to the Nicholas-Applegate Agreement to reflect that Nicholas-Applegate terminated its management services with respect to assets managed using the “small cap value” strategy and (ii) an amendment to the Advisory Agreement (“Amendment”) to reflect that the Adviser has retained Mellon Equity as a sub-adviser to manage a portion of the Fund’s portfolio and to reflect its revised fees with respect to that portion of the Fund’s portfolio.

Mellon Sub-Advisory Arrangement

The Mellon Agreement, including the scope of services being provided, is substantially identical to the Nicholas-Applegate Agreement except for the effective date and the management fees, as described below.

The Mellon Agreement provides that Mellon Equity is responsible for, among other things (i) assisting the Adviser in providing a continuous investment program with respect to a portion of the Fund’s portfolio (the “Account”), including investment research and management with respect to all securities and investments and cash equivalents in the Account; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities held in the Account and providing voting information to the Fund and its agents in relation to the Fund’s annual proxy voting report filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act.

The Mellon Agreement provides that Mellon Equity is not liable or responsible for any action taken or omitted by Mellon Equity, except for liability resulting from Mellon Equity’s bad faith, willful misconduct or gross negligence in the performance of its duties or reckless disregard of such duties.

The Mellon Agreement has an initial term of two years and continues thereafter automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Board of Trustees or by vote (a “Majority Vote”) of the lesser of (i) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy, or (ii) more than 50% of the outstanding shares of the Fund.  In either event, its continuance must also be approved by a majority of the Independent Trustees by vote cast in person at a meeting called for the purpose of voting on such approval.  The Mellon Agreement is terminable at any time without penalty, on 60 days’ notice, by the Adviser, Mellon Equity or the Board of Trustees or by a Majority Vote of the Fund’s shareholders.  Pursuant to the Investment Company Act, the Mellon Agreement terminates automatically in the event of its assignment (as defined in the Investment Company Act).

For its services, Mellon Equity is paid by the Fund an annual fee based on the portion of the Fund’s assets that it manages at the rate of 0.55% of the first $100 million of average daily net assets, 0.50% of the next $100 million of average daily net assets and 0.45% of average daily net assets in excess of $200 million.  In addition, under the Amendment, the Adviser receives from the Fund an annual fee at the rate of 0.55% of the average daily net assets managed by Mellon Equity.  Under the prior sub-advisory arrangement, Nicholas-Applegate was paid an annual fee for assets managed pursuant to its “small cap value” strategy at the rate of 0.60% of the first $50 million of average daily net assets and 0.55% of average daily net assets in excess of $50 million and the Adviser was paid an annual fee at the rate of 0.50% of that portion of the Fund’s average daily net assets.  Under the current and prior arrangement, the fees paid to the sub-advisers are offset by a voluntary waiver in the fees paid to the Adviser so that the total annual management fee does not exceed 1.00% of the Fund’s average daily net assets.  The sub-advisory fee paid to Nicholas-Applegate under the Nicholas-Applegate Agreement with respect to the “value” portion of the portfolio was $982,257 and the fee paid to the Adviser under the Advisory Agreement with respect to that portion of the portfolio was $767,011 for the fiscal year ended July 31, 2006.  Had the Mellon Agreement and the Amendment been in place for that period, the combined advisory and sub-advisory fees to be paid by the Fund with respect to the “value” portion of the Fund’s portfolio would have been the same due to the voluntary waiver.  Without the voluntary waiver, however, the combined advisory and sub-advisory fees to be paid by the Fund with respect to the “value” portion of the portfolio under the Mellon Agreement and the Amendment would have been $1,878,954, representing a 1.35% increase relative to the combined management fees under the Nicholas-Applegate Agreement and the Advisory Agreement but having no impact on the overall Fund expense ratio.

The following table compares the Fund’s combined advisory and sub-advisory fees (without the voluntary waiver) as calculated under the terms of the Nicholas-Applegate Agreement and the Advisory Agreement (“Prior Contract”) for the fiscal year ended July 31, 2006 to the combined advisory and sub-advisory fees (without the voluntary waiver) that the Fund would have incurred had the Mellon Agreement and the Amendment (“Current Contract”) been in place during the same period.  Fees are expressed in percentages of the Fund’s average net assets for the period.  In considering the following information, shareholders should also keep in mind that the Fund has multiple sub-advisers and, for this reason, asset allocations may vary.

Shareholder Transaction	A Shares		B Shares		C Shares		Y Shares
Expenses (expenses paid by you directly)	Current Contract	Prior Contract	Current Contract	Prior Contract	Current Contract	Prior Contract	Current Contract	Prior Contract
Maximum sales charge (load) on purchases (as a % of offering price)	5.25%	5.25%	None	None	None	None	—	—
Maximum deferred sales charge (load) (as a % of offering price or sale price, whichever is less)	None	None	5.00%	5.00%	1.00%	1.00%	—	—

Annual Fund Operating Expenses	A Shares		B Shares		C Shares		Y Shares
(fees paid from Fund assets)	Current Contract	Prior Contract	Current Contract	Prior Contract	Current Contract	Prior Contract	Current Contract	Prior Contract
Management fee*	1.10%	1.10%	1.10%	1.10%	1.10%	1.10%	1.10%	1.10%
Distribution (12b-1) fee	0.40%*	0.40%*	1.00%	1.00%	1.00%	1.00%	—	—
Other expenses	0.37%	0.37%	0.37%	0.37%	0.37%	0.37%	0.37%	0.37%
Total Fund operating expenses*	1.87%	1.87%	2.47%	2.47%	2.47%	2.47%	1.47%	1.47%
Contractual Fee Waivers*	(0.15)%	(0.15)%	—	—	—	—	—	—
Net operating expenses*	1.72%	1.72%	2.47%	2.47%	2.47%	2.47%	1.47%	1.47%

*The Management fee is comprised of fees paid to the Adviser, Mellon Equity, Nicholas-Applegate and Wellington Management.  Fees paid to the sub-advisers are offset by a voluntary waiver in the fees paid to the Adviser so that the total Management fee does not exceed 1.00%.  The Distributor is contractually limiting the 12b-1 fee for Class A shares to 0.25% through November 30, 2007.  Total Fund operating expenses after these fee waivers are estimated to be 1.62%, 2.37%, 2.37% and 1.37% for Class A, B, C and Y shares, respectively. Voluntary expense waivers may be revised or canceled at any time.

Example. The following table illustrates the expenses on a $10,000 investment in the Fund applying the fees and expenses stated above, assuming (1) 5% annual return and (2) no changes in the Fund’s operating expenses.  Because this example is hypothetical and for comparison only, your actual costs may be different.

	1 Year		3 Years		5 Years		10 Years
Expense Example	Current Contract	Prior Contract	Current Contract	Prior Contract	Current Contract	Prior Contract	Current Contract	Prior Contract
Class A Shares	$691	$691	$1,068	$1,068	$1,470	$1,470	$2,589	$2,589
Class B Shares
Assuming redemption	$750	$750	$1,070	$1,070	$1,516	$1,516	$2,659	$2,659
Assuming no redemption	$250	$250	$770	$770	$1,316	$1,316	$2,659	$2,659
Class C Shares
Assuming redemption	$350	$350	$770	$770	$1,316	$1,316	$2,806	$2,806
Assuming no redemption	$250	$250	$770	$770	$1,316	$1,316	$2,806	$2,806
Class Y Shares	$150	$150	$465	$465	$803	$803	$1,757	$1,757

Board Considerations

The Board of Trustees of the Trust (the “Board”), including the Independent Trustees, approved the Mellon Agreement at a meeting of the Board held on May 21, 2007.

The Board approved the Mellon Agreement based on a variety of factors relating to Mellon Equity’s ability to provide services to the “value” portion of the Fund’s portfolio (the “Value Sleeve”) under the Mellon Agreement.  In reviewing the nature, extent and quality of the services expected to be provided by Mellon Equity with respect to the Value Sleeve, the Board considered information regarding the experience and professional background of the portfolio management team at Mellon Equity; the track record of Mellon Equity in managing institutional portfolios with its small cap value strategy; the qualifications and capabilities of the portfolio managers and other personnel who would have principal investment responsibility for the Value Sleeve’s investments; the investment philosophy and decision-making processes of those professionals; the capability and integrity of Mellon Equity’s senior management and staff; the quality of Mellon Equity’s services with respect to regulatory compliance and compliance with client investment policies and restrictions; and the financial condition and operational stability of Mellon Equity, Mellon Financial Corporation (its parent at the time), and its anticipated parent The Bank of New York Mellon Corporation (“BNY Mellon”).

The Board considered a report prepared by the Adviser based on its due diligence examination of Mellon Equity.  The Trustees noted that the services Mellon Equity would provide pursuant to the Mellon Agreement were substantially the same as those currently provided by Nicholas-Applegate with respect to the Value Sleeve, and that the Adviser would retain primary responsibility for oversight of the Fund’s investment sub-advisers and the allocation of assets to and among such sub-advisers.  The Board concluded that Mellon Equity could provide high quality services to the Fund and that Mellon Equity’s resources and the investment expertise of its professionals in managing small cap value equities could benefit the Fund.

The Board also considered the then-pending merger between the parent company of Mellon Equity, Mellon Financial Corporation, and The Bank of New York Company, Inc. (the “Mellon Transaction”).  The Board noted that no changes were planned to the portfolio management team or investment approach upon completion of the Mellon Transaction.  In addition, the Board noted that, in accordance with the requirements of the Investment Company Act applicable to assets in the custody of an affiliate of a fund’s sub-adviser, the Fund’s independent public accountants will conduct an examination of the Value Sleeve’s securities at least three times during each fiscal year and that the cost of such examination was reasonable.  The Board concluded that the Mellon Transaction would not adversely impact the Fund.

The Trustees also compared the investment performance over the one-year, three-year and five-year periods ended December 31, 2006 (the “Performance Periods”) of the small cap value strategy portion of the Fund’s portfolio with the total returns for the Performance Periods of the Russell 2000 Value Index, returns of a peer group of comparable funds selected by eVestment Alliance (an industry research firm that ranks strategies based on total return performance), composite returns of small cap value accounts managed by Mellon Equity, and composite returns of small cap value accounts managed by the other two finalists.  The Trustees noted that Mellon Equity outperformed the peer group median and the Russell 2000 Value Index over the longer-term, although it underperformed the peer group median and the Russell 2000 Value Index over the shorter-term period.  The Trustees further noted that Mellon Equity’s small cap value strategy achieved the highest risk-adjusted returns of the three final candidates.  The Board also noted Mellon Equity’s discipline and consistency over time in applying its investment approach in managing portfolios.  Based on this review, the Board determined that Mellon Equity’s management of the Fund could benefit the Fund and its shareholders.

In considering Mellon Equity’s proposed sub-advisory fee, the Board noted that the addition of Mellon Equity would not change the total management fee paid by the Fund.  The Board noted that the total management fees paid by the Fund had been compared to fees paid by other similarly managed mutual funds in connection with the Board’s annual approval of the Advisory Agreement and the Nicholas-Applegate Agreement in September 2006.  The Board also noted that Mellon Equity’s proposed fees represented a significant discount from its published fee schedule for other equity accounts managed using mid-cap and small-cap strategies.  After reviewing these matters, the Board concluded that the proposed sub-advisory fee to be paid to Mellon Equity with respect to the Value Sleeve was fair and reasonable to the Fund and its shareholders.

The Board also evaluated the projected benefits to Mellon Equity of its sub-advisory relationship with the Fund, including the projected profitability of its relationship with the Fund.  The Board noted that Mellon Equity’s sub-advisory fee included breakpoints and, therefore, would reflect economies of scale (if any).  The Board considered that Mellon Equity would not receive significant ancillary benefits as a result of its relationship with the Fund, other than the benefit of bundled research of the type normally provided by brokers executing transactions on behalf of its clients and the ability to refer to its sub-advisory relationship with the Fund.  The Board concluded that Mellon Equity’s projected profit margin with respect to its relationship with the Fund would be within the range of acceptable industry standards.

Based on its review of the materials presented at the meeting, including its consideration of each of the factors referred to above, the Board (including all of the Independent Trustees) determined, in the exercise of its business judgment, that Mellon Equity was capable of providing high quality investment sub-advisory services to the Fund that would be beneficial to the Fund and its shareholders, that Mellon Equity’s proposed sub-advisory fee was fair, and that approval of the Mellon Agreement was in the best interest of the Fund and its shareholders.

Information About Mellon Equity

Mellon Equity, 500 Grant Street, Suite 4200, Pittsburgh, Pennsylvania 15258, has been the Sub-Adviser to the Fund since June 26, 2007.  Mellon Equity is a wholly-owned indirect subsidiary of BNY Mellon.  MMIP, LLC, located at One Mellon Center, Pittsburgh, Pennsylvania 15258, owns a 1% interest in Mellon Equity.  The sole member of MMIP, LLC is MAM (MA) Holding Trust.  MAM (MA) Holding Trust, located at One Boston Place, Boston, Massachusetts 02108, owns a 99% interest in Mellon Equity.  MAM (MA) Holding Trust is 99.9% owned by MAM (DE) Trust and 0.1% owned by BNY Mellon. MAM (DE) Trust is a wholly-owned subsidiary of BNY Mellon. As of June 30, 2007, Mellon Equity managed approximately $25.3 billion in assets.

PORTFOLIO MANAGEMENT TEAM

A team led by Ronald P. Gala, CFA, is responsible for the day-to-day management of the portion of the Fund’s portfolio managed by Mellon Equity.  Mr. Gala, Senior Vice President, is a team leader for Mellon Equity’s small cap, balanced and large-cap growth product teams.  He joined Mellon Equity in 1993 and has over twenty years of experience as an investment professional.  Prior to joining Mellon Equity, Mr. Gala was a senior portfolio manager with Mellon Financial Corporation’s trust group.

DIRECTORS AND OFFICERS OF MELLON EQUITY

The following table lists the directors and principal executive officers of Mellon Equity. The address of each individual listed below is c/o Mellon Equity Associates, LLP, 500 Grant Street, Suite 4200, Pittsburgh, Pennsylvania 15258.

Name	Principal Occupation

Ronald P. O’Hanley	Chairman, Executive Committee Member
Philip N. Maisano	Executive Committee Member
John J. Nagorniak	Executive Committee Member
Scott E. Wennerholm	Executive Committee Member
William P. Rydell	President & Chief Executive Officer, Executive Committee Member
Patricia K. Nichols	EVP, Chief Operating Officer, Executive Committee Member
Robert A. Wilk	SVP, Chief Investment Officer
John R. O’Toole	SVP, Portfolio Manager
Ronald P. Gala	SVP, Portfolio Manager
John W. Keller	SVP, Director of Equity Trading
Susanne Gulasky	VP, Chief Compliance Officer

OTHER FUNDS

Mellon Equity acts as investment adviser or sub-adviser for other funds with similar investment objectives as the Fund.  The following table sets forth relevant information with respect to each such fund for which Mellon Equity acts as an investment adviser or a sub-adviser.

Name of Fund	Net Assets of the Fund as of June 30, 2007	Contractual Annual Rate of Compensation to Mellon Equity (based on each Fund’s average daily net assets)	Waived or Reduced Fees	Adviser or Sub-Adviser
Principal Investors Fund – Partners Small Cap Value I	$200,035,244.31	Average 0.47% per year	N/A	Sub-Adviser

Principal Variable Contracts Fund – Small Cap Value	$67,410,745.97	Average 0.47% per year	N/A	Sub-Adviser

Prudential Retirement Services Small Cap Value	$522,045,770.76	Average 0.43% per year	N/A	Sub-Adviser

Prudential Retirement – Small Cap Value	$33,554,567.71	Average 0.43% per year	N/A	Sub-Adviser

Fund’s Ownership Information

As of August 1, 2007, to the best of the Trust’s knowledge, the Trustees and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund (“Shares”).  The following tables set forth, to the best of the Trust’s knowledge, the name, address, number and percentage of Shares of persons that owned beneficially or of record more than 5% of the outstanding Shares of the indicated class as of August 1, 2007.

	Class A
Record Holder	Number of Shares	Percentage of Class
NATIONAL FINANCIAL SERVICES LLC 200 LIBERTY STREET ONE WORLD FINANCIAL CENTER NEW YORK, NY 10281-1003	5,546,024.317	44.11%
PERSHING LLC ONE PERSHING PLAZA 14TH FLOOR - MUTUAL FUNDS JERSEY CITY, NJ 07399	3,114,587.533	24.77%

	Class B
Record Holder	Number of Shares	Percentage of Class
NATIONAL FINANCIAL SERVICES LLC 200 LIBERTY STREET ONE WORLD FINANCIAL CENTER NEW YORK, NY 10281-1003	138,975.764	94.09%

	Class C
Record Holder	Number of Shares	Percentage of Class
NATIONAL FINANCIAL SERVICES LLC 200 LIBERTY STREET ONE WORLD FINANCIAL CENTER NEW YORK, NY 10281-1003	310,014.149	21.92%
PERSHING LLC ONE PERSHING PLAZA 14TH FLOOR - MUTUAL FUNDS JERSEY CITY, NJ 07399	278,301.739	19.68%
FIRST CLEARING, LLC 10750 WHEAT FIRST DRIVE GLEN ALLEN, VA 23060	343,020.581	24.25%
MERRILL LYNCH, PIERCE, FENNER & SMITH ATTN CARMELLA SAMPOGNA 4800 DEER LAKE DRIVE EAST 3RD FLOOR JACKSONVILLE, FL 32216	126,185.355	8.92%
LINSCO/PRIVATE LEDGER CORP. ONE BEACON STREET 22ND FLOOR BOSTON, MA 02108	120,087.938	8.49%

	Class Y
Record Holder	Number of Shares	Percentage of Class
NATIONAL FINANCIAL SERVICES LLC 200 LIBERTY STREET ONE WORLD FINANCIAL CENTER NEW YORK, NY 10281-1003	3,445,686.591	22.92%
STROBRO, HAWCO, DRIPCO PO BOX 1930 C/O BANK OF HAWAII HONOLULU, HI 96805-1930	3,679,553.625	24.47%
VANGUARD FIDUCIARY TRUST COMPANY PO BOX 2600 K22 ATTN OUTSIDE FUNDS VALLEY FORGE, PA 19482	2,770,964.867	18.43%

Other Service Providers

Foreside Distribution Services, L.P., located at 100 Summer Street, Suite 1500, Boston, Massachusetts 02110, became the Fund’s distributor on August 1, 2007.  Prior to that date, BISYS Fund Services Limited Partnership, located at the same address, was the Fund’s distributor.

Bank of Hawaii, an affiliate of the Adviser, is the Fund’s administrator.  Bank of Hawaii is located at 130 Merchant Street, Honolulu, Hawaii 96813.  Citi Fund Services Ohio, Inc. (formerly named BISYS Fund Services Ohio, Inc.), located at 3435 Stelzer Road, Columbus, Ohio 43219, is the Fund’s sub-administrator.